Exhibit 10.21

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October 27, 2009

Robert G. Whirley

Dear Robert:

This letter confirms the terms of your employment in the position of Vice President, Research and Development at TriVascular2, Inc. (“TriVascular2”), reporting to the President and Chief Executive Officer of TriVascular2, Inc.

Pay and Benefits. The salary for this position is $20,600.00 per month less all applicable deductions, paid biweekly in accordance with TriVascular2’s standard payroll practice. You are entitled to the TriVascular2 benefits package outlined on the attached sheet. TriVascular2 reserves the right to change or discontinue its employee benefits from time to time.

Personnel Policies. Like all employees of TriVascular2, you are expected to comply with the rules, procedures, and policies of TriVascular2 as adopted from time to time. During the time that you are employed by TriVascular2, unless you receive prior approval from one of the officers (or the Board of Directors), you will not directly or indirectly own an interest in, join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, member, partner or principal with any other entity or person engaged in developing, providing, soliciting orders for, selling, distributing or marketing services or products that directly or indirectly compete with those provided by TriVascular2.

At Will Employment. Your employment with TriVascular2 is “at will”. This means that you may leave TriVascular2 at any time, for any reason, with or without notice and with or without cause and that TriVascular2 may terminate your employment at any time, for any reason, or no reason, with or without notice and with or without cause. The at-will nature of your employment can only be changed in a writing signed by you and by a member of the Board of Directors.

Arbitration. Any and all disputes related to this offer or arising out of or related to your employment with TriVascular2 will be submitted to and resolved through final and binding arbitration. The arbitration will be instead of any civil litigation; this means that TriVascular2 and you are each waiving any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law, and will be enforceable by any court having jurisdiction thereof. The disputes subject to arbitration include, but are not limited to, any claims for breach of contract, discrimination or harassment, or violation of any other federal, state or local law or regulation. Arbitration is to be conducted in Santa Rosa, California, in accordance with the rules and regulations of the America Arbitration Association (“AAA”) using the National Employment Dispute Resolution Rules, including procedures for discovery sufficient to adequately arbitrate any statutory claims, as determined by the arbitrator. The

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arbitration filing fee expenses shall be borne according to the rules of AAA, except that TriVascular2 will pay all types of costs that are unique to arbitration, such as the arbitrator’s fees. Notwithstanding the above, the parties agree that any claims either party has arising out of any Employee Invention and Confidential Information Agreement or similar agreement you may sign with TriVascular2 are specifically excluded from this arbitration provision. This includes, for example only and without limitation, claims by TriVascular2 that you have disclosed or misappropriated its trade secrets and/or claims by you that the Employee Invention and Confidential Information Agreement does not preclude you from working for a competitor of TriVascular2 or that you are the rightful owner of an invention you may develop.

Other Terms and Conditions. This offer is contingent upon your ability to provide appropriate documentation within three (3) days after your start date establishing that you are legally authorized to live and work in the United States. In addition, this offer of employment is contingent upon your signing of TriVascular2’s standard form of Employee Invention and Confidential Information Agreement and any other documents customarily executed at the time of starting employment, and is further contingent upon TriVascular2’s written acceptance (in its discretion) of the information you disclose in the Employee Invention and Confidential Information Agreement. You should understand that TriVascular2 is hiring you for your skills and abilities and not for any tangible or intangible items or proprietary information obtained by you from any of your former employers. By accepting employment with TriVascular2, you agree that you will not, in the performance of your duties at TriVascular2, utilize any or disclose any trade secrets, confidential, or proprietary information of former employers and that you have neither taken with you any tangible items containing any such information, such as drawings or reports, when you left your prior employer, nor brought such items into the workplace at TriVascular2.

This offer letter, including the attached Founders’ Employee Proprietary Information and Invention Assignment Agreement, which is a true, complete and correct copy of the agreement that you and the Company signed on March 28, 2008 and which has been effective since March 28, 2008, sets forth the entire agreement between you and TriVascular2 concerning the terms and conditions of your employment, and neither you nor TriVascular2 will be bound by any condition or understanding with respect to your employment other than that expressly provided in this letter. The offer letter supersedes and replaces all previous agreements or understandings regarding the terms of your employment and can only be amended in a writing signed by TriVascular2 and you.

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This offer letter documents and confirms in writing the terms of your employment and agreement in place between TriVascular2 and you since March 28, 2008, which is the date on which you began your employment with TriVascular2. As a condition of your continued employment, please indicate your acceptance of and agreement with the terms of this offer by signing in the space indicated below.

Sincerely,

/s/ Michael Chobotov

Michael V. Chobotov

President/CEO

TriVascular2, Inc.

I have read and understand the foregoing letter and accept employment with TriVascular2 as set forth above.

/s/ Robert G. Whirley	10/30/09
Robert G. Whirley	Date